UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 1, 2010

RURBAN FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

(419) 783-8950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, Rurban Financial Corp. (“Rurban”) issued a news release announcing the hiring of Anthony V. Cosentino, who has been appointed to serve as Executive Vice President of Rurban effective as of March 1, 2010.  In addition, Mr. Cosentino has been appointed to succeed Duane L. Sinn as Chief Financial Officer of Rurban and The State Bank and Trust Company (“State Bank”).  As previously reported, Mr. Sinn will be transitioning to Rurbanc Data Services, Inc., dba RDSI Banking Systems (“RDSI”), to become its Chief Financial Officer effective upon the completion of the planned spin-off of RDSI.  A copy of the March 1, 2010 news release is included with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Mr. Cosentino is a 1983 graduate of Miami University in Oxford, Ohio with a Bachelor of Science Degree in Accounting, and received his Master of Business Administration (Finance) from The Ohio State University in 1989.  Mr. Cosentino has worked as a senior financial and accounting officer in the banking industry for over 25 years.  He  most recently served as Vice President for Financial Planning and Analysis at AmTrust Financial Corporation in Cleveland, Ohio from June, 2006 until December, 2009.  Prior to joining AmTrust Financial Corporation, Mr. Cosentino was Chief Financial Officer of Fifth Third Bank of Northeastern Ohio, a subsidiary of Fifth Third Bancorp, from August, 1994 to May, 2006.  Mr. Cosentino is a Certified Public Accountant and is 48 years old.

Pursuant to the terms of his offer letter, Mr. Cosentino will be paid an annual gross salary of $160,000, which will be prorated for the remainder of 2010.  Mr. Cosentino will be eligible to participate in Rurban’s company-wide incentive compensation plan and will also participate in the benefit programs generally provided to officers and employees of Rurban and State Bank.  Mr. Cosentino will receive a monthly automobile allowance of $800 (subject to appropriate tax withholdings) and a family golf membership at Kettenring Country Club in Defiance, Ohio.  In addition, Rurban has agreed to reimburse Mr. Cosentino for moving and relocation costs of approximately $10,000 in connection with his establishing residence in the Defiance, Ohio area.  Subject to approval of the Compensation Committee of the Board of Directors of Rurban, Mr. Cosentino will be granted stock options to purchase 5,000 common shares of Rurban under the Rurban Financial Corp. 2008 Stock Option Plan.

Rurban has agreed to enter into Change of Control  and Supplemental Executive Retirement (“SERP”) Agreements with Mr. Cosentino containing substantially the same terms and conditions currently in effect  under the Change of Control and SERP Agreements between Rurban and its other executive officers.   Pursuant to the Change of Control Agreement, Mr. Cosentino would be entitled to receive certain benefits, including a lump sum cash payment equal to his Annual Direct Salary, if he is terminated under certain circumstances in connection with a “change of control” of Rurban.  Pursuant to the SERP Agreement, Mr. Cosentino would be entitled to receive a retirement benefit equal to 15% of his “Annual Direct Salary,” to be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months, if he remains in the continuous employment of Rurban until retirement on or after age 65 (or 5% and 10% of his Annual Direct Salary in the event of early retirement at age 55 and 60, respectively).  Annual Direct Salary means Mr. Cosentino’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment.

Mr. Cosentino has agreed that, for a period of one year following the termination of his employment with Rurban and State Bank, for any reason, he will not compete with or solicit the customers or employees of Rurban or its subsidiaries.

Mr. Cosentino does not have any family relationship with any member of Rurban’s Board of Directors or any of Rurban’s executive officers.  Neither Mr. Cosentino nor any member of his immediate family has had any business transactions or relationships with Rurban or any of its subsidiaries that would require disclosure under Item 404(a) of SEC Regulation S-K.  However, Mr. Cosentino and members of his immediate family may enter into banking transactions with Rurban’s subsidiary bank, The State Bank and Trust Company, in the future in the ordinary course of business and in compliance with applicable federal and state laws and regulations.

Item 9.01.                            Financial Statements and Exhibits

(a)   Not Applicable

(b)   Not Applicable

(c)   Not Applicable

(d)   Exhibits

Exhibit No.	Description

99.1	News release issued by Rurban Financial Corp. on March 1, 2010 reporting the hiring and appointment of Anthony V. Cosentino as Executive Vice President and Successor CFO

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: March 1, 2010	By: /s/ Duane L. Sinn
Duane L. Sinn
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K
Dated March 1, 2010

Rurban Financial Corp.

Exhibit No.	Description

99.1	News release issued by Rurban Financial Corp. on March 1, 2010 reporting the hiring and appointment of Anthony V. Cosentino as Executive Vice President and Successor CFO